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                                                                     EXHIBIT 4.3

                  CONSULTING AND MANAGEMENT SERVICES AGREEMENT
                  --------------------------------------------

This Consulting and Management Services Agreement (this "AGREEMENT") is made as of August 5, 2002, by and between Tefron Ltd. ("TEFRON") having its registered offices in 28 Chida Street Bnei-Brak, Israel, New York Delight Ltd. (the "MANAGEMENT COMPANY") having its registered offices in 14 Shenkar St. Hertzelia Pituach 46725, Israel (number with Registarar of Companies: 51 - 295156 - 7) and Mr. Arie Wolfson ("MR. WOLFSON") from 9 Bruria St. Bnei Brak, Israel (collectively the "PARTIES"),

WHEREAS Tefron is interested in receiving from the Management Company Consulting and Management Services to be provided solely through Mr. Wolfson who, through a wholly owned company, wholly owns the Management Company and also serves as its director, all as detailed in this Agreement; and

WHEREAS The Management Company and Mr. Wolfson are interested in providing the Consulting and Management Services to Tefron, as detailed in this Agreement; and

WHEREAS The Parties have agreed to settle their rights and obligations in accordance with the terms and conditions of this Agreement.


NOW, THEREFORE, In consideration of the foregoing and of the promises, agreements, representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

1.   DEFINITIONS

For the purpose of this Agreement, the term "Consulting and Management Services" shall have the following meaning:

All services, duties, tasks and responsibilities that are usually exercised by an operative Chairman of the Board of Directors of a public industrial company with a scope of business similar to the one of Tefron, and as shall be required by Tefron and determined from time to time by its Board of Directors. Without derogating from the above, the Consulting and Management Services shall include, inter alia, the following:

A. Participating, advising and managing the strategic and periodic business plans of Tefron.
B.   Managerial, financial, marketing and strategic counselling to Tefron.
C. Providing such Consulting and Management Services in connection with Tefron's activities in Israel and abroad, as required by Tefron.
D. Providing such Consulting and Management Services to Tefron's subsidiaries or affiliates, as required by Tefron.

2.   REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT COMPANY AND OF MR. WOLFSON

     The Management Company and Mr. Wolfson hereby represent and warrant, jointly and severally, as follows:

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2.1  The Management Company and Mr. Wolfson have the ability, expertise, experience and means to supply the Consulting and Management Services and they are not prohibited in any way from abiding to all of their commitments and obligations under this Agreement.

2.2 The Management Company is a private company and Mr. Wolfson (through a wholly owned company) is its sole shareholder and also serves as its director.

3.   PROVIDING THE CONSULTING AND MANAGEMENT SERVICES

3.1 The Management Company shall provide the Consulting and Management Services to Tefron only through Mr. Wolfson personally.

3.2 The Management Company and Mr. Wolfson undertake to devote as much time as shall be required for the adequate fulfillment of the duties included in the Consulting and Management Services, and as shall requested by Tefron from time to time.

3.3 The Management Company and Mr. Wolfson undertake to grant the Consulting and Management Services and perform their duties herein skillfully, in a responsible, faithful, competent and diligent manner, and to use the knowledge, experience and means at their disposal for the benefit of Tefron and to cooperate with Tefron.

3.4 The Management Company and Mr. Wolfson shall act in accordance with the policies and resolutions of the Board of Directors of Tefron as shall be determined from time to time, with regard to the manner they fulfil their functions.

3.5 Subject to the positions and activities listed on SCHEDULE 3.5 attached hereto, already disclosed to Tefron Ltd. and its Board of Directors, the Management Company and Mr. Wolfson undertake that during the entire duration of the Agreement, they shall refrain from working or engaging in any other manner in any other employment, function, business or occupation, which in any manner may constitute a conflict of interests with their position under this Agreement, either directly or indirectly and whether for consideration or otherwise, unless they fully disclose their new conflicting interest to the Board of Directors of Tefron at the first possible time and shall act according to the instructions of the Board of Directors and subject to any relevant rules of law.

3.6 Other than the consideration specified in section 4 hereunder, and fees paid by Tefron to Mr. Wolfson as chairman of it Board of Directors, the Management Company and Mr. Wolfson undertake not to accept any payment or other benefit from any third party, including Tefron and its subsidiaries, in any direct or indirect connection with their position in Tefron and/or in respect thereof. Should the Management Company or Mr Wolfson fail to abide by the forgoing undertaking, any payment or benefit any of them may receive shall be the sole and exclusive property of Tefron.

3.7 Subject to the foregoing, the Management Company and Mr. Wolfson shall be entitled to engage in their own affairs and businesses, provided that during the term of this Agreement, the Management Company's and Mr. Wolfson's engaging in any other business shall not detrimentally affect the affairs and business of Tefron, and further provided that they will, at all times, give full priority to the needs of Tefron and will fully comply with all the terms and conditions of this Agreement. Tefron is aware that the Management Company and Mr. Wolfson have other additional business and that they will be likely from time to time devote their time to these business affairs, subject to the condition that such other involvement shall in no way adversely affect the performance of their functions on behalf of Tefron and under this Agreement.

3.8 Notwithstanding anything of the forgoing, it is agreed that Mr. Wolfson's position in Macpell Industries Ltd (and its subsidiaries) ("MACPELL") shall not be considered as a breach of any of the sub-sections of this Section 3.

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4.   CONSIDERATION AND SCALE OF SERVICES

4.1 In consideration for the Consulting and Management Services to be provided according to this Agreement and to all other obligations of the Management Company and of Mr. Wolfson, Tefron shall pay the Management Company US$15,000 (fifteen thousand US dollars) (the "Compensation") per month plus 41% cost (equivalent to the cost Tefron would have paid for a similar senior management wage), plus VAT as applicable by law (the "Consideration"). Subject to Section 4.3 herein, this Consideration shall constitute the sole consideration to which the Management Company or Mr. Wolfson are entitled in return for the fulfillment of their obligations under this Agreement.

4.2 The Consideration for each month shall be paid at the beginning of the following month, and no later than the 10th day of such following month, but in any event only after the Management Company had issued Tefron an appropriate tax invoice. Tefron shall withhold from the Consideration any amounts which it is obligated to withhold under any tax or other applicable law.

4.3 Tefron will promptly reimburse the Management Company for any and all reasonable vehicle expenses and out-of-pocket expenses incurred by it directly and exclusively on behalf of Tefron (including, inter alia, telephone and business travel expenses), provided that it produces written receipts for such expenses, and that the reimbursement of said expenses shall be in accordance with Tefron's policy for its management personnel.

5.   RELATIONSHIP BETWEEN THE PARTIES

5.1 It is agreed upon and declared that the Management Company and Mr. Wolfson are providing the Consulting and Management Services as an independent contractor, and there shall not be any employer employee relations between Tefron and the Management Company or anyone on its behalf including Mr. Wolfson and / or anyone else on behalf of the Management Company.

5.2 It is further clarified that Mr. Wolfson chose the legal framework through which he would provide his services to Tefron, and chose not to be Tefron's employee but its independent contractor. Therefore, the Consideration Mr. Wolfson is entitled to (through his Management Company) is equal to the total consideration and benefits he would have been entitled to if he were to be Tefron's employee. It is therefore agreed that the Consideration paid to the Management Company has been calculated under the assumption that there shall not be employer employee relations between the Parties and / or anyone on their behalf, and that the Compensation embodies all the benefits that Mr. Wolfson would have been entitled to had he been Tefron's employee.

5.3 The Management Company shall allocate and pay (on its account) to Mr. Wolfson any and all allocations and payments required according to any applicable law with regard to the Consulting and Management Services to be provided according to this Agreement, including social benefits, severance pay etc., and the Management Company shall arrange all needed and customary insurance coverage with regard to the those services.

5.4 In the event that a competent court shall determine that there were employer employee relations between Tefron (or anyone on its behalf) and Mr. Wolfson (or anyone else on behalf of the Management Company) during the term of this Agreement, then Mr. Wolfson's rights and benefits (such as to severance pay and to any other applicable social benefit) shall be determined based on a base salary as high as 70.92% of the Compensation (the "Base Salary"). Furthermore, in this event the amounts due to Mr. Wolfson as severance pay or for other applicable social benefits, will be reduced in the amount in which the payments according to this Agreement (the Compensation paid throughout its term) exceeded the Base Salary that would have been paid throughout the same term.

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5.5  The Management Company and Mr. Wolfson, jointly and severally, shall compensate Tefron and / or anyone on its behalf upon request in the event that Tefron shall suffer expenses or damages of any kind and / or any amount shall be rewarded as a result of a determination that there were employer employee relations between the Parties and / or anyone on their behalf.

6.   THE TERM OF THE AGREEMENT

6.1 The terms and conditions of this Agreement shall apply as of August 5th, 2002 (the "EFFECTIVE DAY").

6.2 Each party shall be entitled to terminate this Agreement by giving the other party a written notice ninety (90) days in advance without the need for an explanation.

6.3 The termination of this Agreement as stated in Sections 6.1 and 6.2 is without any remedy, indemnification, compensation or reward. This Section shall not prevent any of the Parties from seeking any remedy from the other party due to a breach of this Agreement.

6.4 Notwithstanding anything herein, Tefron shall be entitled to terminate this Agreement by a written notice of at least 30 days in advance, in any and/or all of the following cases ("For Cause"):

     6.4.1 The Management Company and/or Mr. Wolfson breached this Agreement in a material fashion and did not remedy such material breach within a reasonable period after receipt of a written demand to do so.

     6.4.2 The Management Company and/or Mr. Wolfson have been convicted (peremptory rule) in respect of an offense involving ignominy and/or a felony which effects the management's capability.

     6.4.3 The Management Company and/or Mr. Wolfson have ownership of an interest in a business in competition with Tefron not disclosed to the Board of Tefron.

     6.4.4 Should Mr. Wolfson be unavailable to render the Consulting and Management Services on behalf of the Management Company for any reason whatsoever for a continuous period in excess of 5 consecutive weeks or in the event of termination of his employment relationship with the Management Company, unless such termination is in accordance with section 10.6 (b) below.

6.5 Tefron is entitled at its own exclusive discretion to pay the Consideration for part or the entire notice period as determined in this Article 6 above, and accordingly to end the provision of the Consulting and Management Services earlier than at the end of the relevant notice period.

6.6 In the event the Agreement is terminated for any reason whatsoever, the Management Company shall ensure the orderly transfer to Tefron of any document, copies or recorded information in any other form or any other material which came to its possession in connection with the Consulting and Management Services (For the sake of avoiding any doubt, It is hereby clarified that such orderly transfer of information shall not apply to any information that came into the attention of Mr. Wolfson through his capacity as shareholder in Tefron, or through his capacities in Macpell).

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7.   TAXES

     Each party shall bear all the taxes that any applicable law cast upon it in connection with this Agreement. Tefron shall not bear any tax which is applicable to the Management Company or to Mr. Wolfson.

8.   CONFIDENTIALITY AND INTELLECTUAL PROPERTY

8.1 The Management Company and Mr. Wolfson recognize and acknowledge that the business information, financial data, commercial data, technical information, trade secrets, methods, data, developments, designs, inventions, improvements and works authorship, which Tefron owns including Tefron's plans, developments and/or products are all confidential details concerning the activities of the Tefron group and its business in Israel and abroad, whether existing today or planned for the future, including its property, proprietary rights, including patents, title, installations, obligations, transactions, financial condition, plans, business operations and relationship with its employees, suppliers, customers and authorities and/or any other information obtained/received by either of them within the scope of the Consulting and Management Services and/or in connection with Tefron and/or its business are confidential and the property of Tefron ("Information"). The term "Information", as used in this Agreement, will not include information which is within the public domain, provided that the source of Information to the public domain is not the Management Company or Mr. Wolfson or someone else who owns a confidentiality duty to the Company, and will not include information brought to Tefron by the Management Company or by Mr. Wolfson.

8.2 Except as directed by Tefron, and in the ordinary course of Tefron's business, the Management Company and Mr. Wolfson will not, other than for the sole benefit of the Tefron, disclose, disseminate, transfer and/or use the Information. Further, the Management Company and Mr. Wolfson will maintain the confidentiality of the contents of this Agreement, unless otherwise is required by applicable law.

8.3 Without derogating from the above, the Management Company and Mr. Wolfson undertake to maintain absolute confidentiality in respect of all Information about any discoveries, designs, developments, inventions, improvements and/or ideas ("Creations") made or acquired by either of them while engaged/affiliated with Tefron, which are within Tefron's business, and which came to the their awareness as a result of them providing the Consulting and Management Services under this Agreement or as a result of Mr. Wolfson's prior engagements with Tefron (either as employee, consultant, board member or manager). The Management Company and Mr. Wolfson further recognize and acknowledge that any and all Creations made and/or acquired by either of them while engaged/affiliated with Tefron, whether or not made and/or acquired by him (i) during work hours (ii) at the premises of Tefron (iii) with the assistance of information/material provided to him by Tefron and/or (iv) at the request of Tefron, are and will be the exclusive property of Tefron and the Management Company and Mr. Wolfson will have no right thereto. The Management Company and Mr. Wolfson will, at the request and expenses of Tefron, execute any and all instruments required to vest complete title and ownership to the Creations in (or to clarify that complete title and ownership belongs to) Tefron and/or as necessary to legally protect the Creations in Israel and abroad. The Management Company and Mr. Wolfson will perform all such actions without receiving any additional compensation therefor.

8.4 A breach of Article 8 by the Management Company or Mr. Wolfson shall be considered a material breach of this Agreement.

8.5 All of the undertakings and obligations of the Management Company and Mr. Wolfson set forth in this section 8, will commence on the date Mr. Wolfson was first engaged by or became affiliated with Tefron, will continue throughout his engagement by and affiliation with Tefron, will survive the termination of this Agreement, and except as prohibited or limited by law, will be valid without limitation in time.

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8.6  For the sake of avoiding any doubt, It is hereby clarified that this
     Article 8 shall not apply to Information that came into the attention of Mr. Wolfson through its capacity as shareholder in Tefron, or through its capacities in Macpell, and shall not apply to Creations made or acquired through such capacities.

9.   NON COMPETITION

9.1 Throughout the entire term of this Agreement ("Non-Compete Period"), the Management Company and Mr. Wolfson undertake not to compete and/or place themselves in a position of having an interest in and/or being engaged by/within a person which competes with the Tefron's business. Without prejudice to the generality of the foregoing, Mr. Wolfson undertakes that during the Non-Compete Period he will not work, engage or advise, whether as a salaried employee and/or as a self-employed person, for remuneration or otherwise, in any subject and engagement if such constitutes a competition with Tefron..

9.2 A breach of this Article 9 shall be considered a material breach of this Agreement.

9.3 This Section shall be valid after the termination and/or expiration of the Agreement for any reason.

9.4 Notwithstanding anything of the forgoing, it is agreed that Mr. Wolfson's position in Macpell shall not be considered as a breach of any of the sub-sections of this Section 9.

10.  MISCELLANEOUS

10.1 NOTICE. All notice or other communications provided for by this Agreement, will be given in writing, either by personal delivery, registered mail, postage prepaid, or by facsimile transmission to the person at their last known address or number (or as otherwise designated by the person in writing). All notices or communications given by personal delivery or by facsimile transmission will be deemed delivered on the next business day following transmission or delivery (the facsimile transmission receipt will act as PRIMA FACIE proof of delivery); those given by mail will be deemed delivered on the seventh (7th) business day after posting. A notice given by Tefron to Mr. Wolfson shall be deemed as given to the Management Company as well. A notice given by Tefron to the Management Company shall be deemed as given to Mr. Wolfson as well.

10.2 REMEDIES CUMULATIVE. Each right, power, and remedy provided for under this Agreement or now or hereafter existing at law, in equity, by statute or otherwise, will be cumulative, and the exercise (whether single or partial), delay, or forbearance in exercising by any party of one or more of such rights, powers and remedies will not act as a waiver or preclude the simultaneous or later exercise by such party of any or all of such rights, powers or remedies.

10.3 CONSTRUCTION. Except as specifically indicated, the section numbers and captions appearing in this Agreement are inserted only as a matter of convenience and are not in any way intended to define, limit, construe or describe the scope or intent of such sections or in any way affect the construction of the Agreement. The term "person", as used in this Agreement, will be interpreted broadly to include, without limitation, any individual, corporation, company, partnership, joint venture, and/or entity.

10.4 SEVERABILITY. If any provision this Agreement, or application thereof to any person or circumstances, will for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability will not in any manner affect or render invalid or unenforceable the remainder of this Agreement and the application of that provision to other persons or circumstances will not be affected, but rather will be enforced to the extent permitted by law. In the event of the invalidity or unenforceability of any provision of this

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     Agreement or the application thereof to any person or circumstances, the parties will, at the request of any of the parties, negotiate in good faith to agree on changes or amendments to this Agreement which are required to effectuate the intent and purpose of this Agreement in the light of the invalidity or unenforceability.

10.5 FURTHER ASSURANCES. Each party will cooperate, take such further reasonable action and execute and deliver such further documents as may be reasonably requested by any of the parties in order to effectuate the intent and purposes of this Agreement and the parties.

10.6 SUCCESSORS AND ASSIGNS.

(a) Tefron will be allowed to assign, transfer and otherwise convey its rights and obligations under the Agreement to any entity in which it holds more than fifty-one percent (51%) of shareholder's (or equivalent) voting rights.

(b) The Management Company and Mr. Wolfson may not assign, transfer or otherwise convey the rights or obligations under the Agreement. Notwithstanding the above, the Management Company may assign or transfer all (but not part of) its rights and obligations under the Agreement to Mr. Wolfson himself or to a company which is, (directly or indirectly), wholly owned by Mr. Wolfson or, subject to the receipt of the prior approval of Tefron's Audit Committee, to a company which is, (directly or indirectly), controlled by Mr. Wolfson.

10.7 ENTIRE AGREEMENT. This Agreement contains the complete statement of all of the agreements, understandings, representations and arrangements between the Parties with respect to the subject matter hereof ("Prior Agreements"), and to the extent such Prior Agreements exist, such Prior Agreements are merged herein and will be considered superseded by this Agreement. Nothing in the above shall be deemed to derogate from the effect of the Option Agreement between Tefron and Mr. Wolfson entered as of the same date. No provision of this Agreement may be modified, waived or discharged unless done so in writing and signed by all Parties.

10.8 SET-OFF. Eiither party to this agreement may set off any amount due to such party from the other party from any sum owed to the other party.

10.9 GOVERNING LAW. This Agreement and all and the rights and obligations of the parties related to this Agreement will be exclusively governed by and construed in accordance with the laws of the State of Israel.

IN WITNESS WHEREOF, the undersigned authorized representatives of the parties affixed their signatures:

         /s/                          /s/                          /s/
---------------------        ---------------------        ----------------------
Tefron Ltd.                    Mr. Arie Wolfson           New York Delight Ltd.

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SCHEDULE 3.5

LIST OF POSITIONS AND ACTIVITIES


Arie Wolfson serves as:

     1.   Chairman of the Board of Directors of Tefron Ltd.

     2.   President and Chairman of Macpell Industries Ltd.

     3.   Director in New Net Assets (94) Ltd.

     4.   Director in Macpell Holdings Ltd.

     5.   Director in New Net Holdings Ltd.

     6.   Director in New York Delights Ltd.


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